Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Vice President, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS FOURTH QUARTER AND

YEAR END 2006 RESULTS; PROVIDES FULL YEAR 2007 GUIDANCE

SAN DIEGO – (March 1, 2007) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported revenue of $283.5 million and diluted earnings per share of $0.29 for the fourth quarter of 2006. Revenue for the fourth quarter increased slightly from the $282.7 million reported for the third quarter of 2006 and 28% from the $221.4 million reported for the fourth quarter of 2005. Fourth quarter 2006 diluted earnings per share of $0.29 included a benefit of $0.05 due to favorable adjustments to the professional liability insurance reserve, and compared to $0.28 reported for the third quarter of 2006 and $0.21 reported for the fourth quarter of 2005.

Full year 2006 revenue increased 53% to a record $1.08 billion from $705.8 million reported in 2005. Diluted earnings per share for the year ended December 31, 2006 was $1.02, including favorable adjustments aggregating to approximately $0.10 per diluted share. In addition to the insurance reserve adjustments during the fourth quarter of 2006, a favorable workers compensation insurance reserve adjustment of $0.03 and a favorable deferred state income tax adjustment of $0.02 were recorded earlier in the year.

“We are pleased that we were able to exceed our goal of being the first company in the healthcare staffing industry to reach $1 billion in revenue,” said Susan R. Nowakowski, President and Chief Executive Officer. “Achievement of this goal is a milestone for AMN, as well as the industry, and reflects our market leadership in the healthcare staffing industry and the value our clients place on the services we provide. All of our business lines performed well in 2006, and we were particularly encouraged by the success of our marketing and recruiting efforts to increase our network of available healthcare professionals,” added Nowakowski.

Gross profit for the fourth quarter of 2006 was $74.3 million, representing a 26.2% gross margin. This was down from the $76.7 million, or 27.1% gross margin, reported for the third quarter of 2006, and up from the $57.8 million, or 26.1% gross margin, reported for the fourth quarter of 2005. The decrease in gross margin as compared to the third quarter of 2006 was due in part to higher housing costs and health insurance claims in the nurse and allied healthcare staffing business during the fourth quarter of 2006. Gross margins by business segment for the fourth quarter of 2006 were 23.5% for nurse and allied healthcare staffing, 26.7% for locum tenens staffing and 63.9% for physician permanent placement services.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2006 were $51.2 million, including stock compensation expense of $1.8 million resulting from the adoption of FAS 123R, as compared to $54.1 million for the third quarter of 2006 and $39.1 million for the fourth quarter of 2005. The decrease in SG&A expenses as compared to the third quarter of 2006 was due mainly to favorable adjustments to the professional liability insurance reserve of $2.9 million, primarily relating to the locum tenens staffing segment. The increase in SG&A expenses compared to the fourth quarter of 2005 resulted primarily from the addition of The MHA Group Inc., which was acquired in November 2005, increased employee expenses to support growth in the nurse and allied healthcare staffing segment, and stock compensation expense resulting from the adoption of FAS 123R. As a percentage of revenue, SG&A expenses were 18.1% for the fourth quarter, as compared to 19.1% for the prior quarter and 17.7% for the fourth quarter of 2005.

Income from operations for the fourth quarter of 2006 was $20.4 million, representing 7.2% of revenue, compared to $20.0 million, or 7.1% of revenue, reported in the third quarter of 2006, and $16.5 million, or 7.5% of revenue, reported in the fourth quarter of 2005. The slight increase in operating margin compared to third quarter of 2006 was due primarily to lower SG&A expenses as a percentage of revenue in the fourth quarter, partially offset by a lower gross margin.

Net interest expense for the fourth quarter of 2006 was $4.0 million, compared to $4.2 million in the third quarter of 2006 and $4.6 million in the fourth quarter of 2005. The decrease in net interest expense from the prior quarter and the same quarter in 2005 was mainly due to the company’s continued aggressive debt reduction using excess cash flow.

The company generated $8.6 million in cash flow from operations during the fourth quarter of 2006 which, in addition to $8.8 million in cash proceeds from the exercise of stock options and cash on-hand, was used to reduce debt by $25.7 million. For the full year 2006, the company generated $54.5 million in operating cash flow, as compared to $44.1 million in 2005. Total debt outstanding at December 31, 2006 was $173.4 million, yielding a leverage ratio below 2.0. Weighted average diluted shares outstanding for the fourth quarter of 2006 were 35.1 million.

Revenue and Earnings Guidance for First Quarter and Full Year 2007

Management expects revenue for the first quarter of 2007 to range from $282 million to $284 million and diluted earnings per share to range from $0.21 to $0.23, which reflects the impact of two fewer billing days in the quarter as compared to the fourth quarter of 2006. Revenue for the full year 2007 is expected to range from $1.18 billion to $1.20 billion and diluted earnings per share is expected to range from $1.10 to $1.14.

“We believe the current market conditions provide opportunity for growth in all of our business segments,” said Nowakowski. “Our 2007 guidance reflects a healthy balance of volume growth and increases in our revenue per healthcare professional working. This combined with our continued focus on operational efficiency, innovations in marketing and recruitment, and superior client service should provide a solid foundation for continued future growth,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. The company is the largest nationwide provider of travel nurse staffing services, locum tenens staffing services (temporary physician staffing) and physician permanent placement services and also a leading nationwide provider of allied healthcare staffing services.

AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on March 2, 2007

AMN Healthcare Services, Inc.’s fourth quarter 2006 conference call will be held on Friday, March 2, 2007, at 11:00 a.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8960 in the U.S. or (612) 332-1210 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:15 p.m. Eastern Time, and can be accessed until March 16, 2007 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 862507.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the company’s actual results to differ materially from those implied by the forward-looking statements in this press release: the company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; access to and undisrupted performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to the classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, and Registration Statement on Form S-3. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Chg	2006	2005	% Chg
Revenue	$283,534	$221,429	28.0%	$1,081,703	$705,843	53.2%
Cost of revenue	209,261	163,623	27.9%	792,415	535,608	47.9%

Gross profit	74,273	57,806	28.5%	289,288	170,235	69.9%

	26.2%	26.1%		26.7%	24.1%
Expenses:
Selling, general and administrative	51,183	39,127	30.8%	205,499	117,326	75.2%
	18.1%	17.7%		19.0%	16.6%
Depreciation and amortization	2,697	2,162	24.7%	10,325	6,179	67.1%

Total expenses	53,880	41,289	30.5%	215,824	123,505	74.7%

Income from operations	20,393	16,517	23.5%	73,464	46,730	57.2%
	7.2%	7.5%		6.8%	6.6%
Interest expense, net	4,032	4,567	-11.7%	16,698	9,565	74.6%

Income before income taxes	16,361	11,950	36.9%	56,766	37,165	52.7%
Income tax expense	6,314	4,973	27.0%	21,675	14,931	45.2%

Net income	$10,047	$6,977	44.0%	$35,091	$22,234	57.8%

	3.5%	3.2%		3.2%	3.1%
Basic and diluted net income per common share:
Basic net income per common share	$0.29	$0.23	26.1%	$1.07	$0.76	40.8%

Diluted net income per common share	$0.29	$0.21	38.1%	$1.02	$0.69	47.8%

Weighted average common shares outstanding - basic	34,193	30,641	11.6%	32,662	29,130	12.1%

Weighted average common shares outstanding - diluted	35,074	33,744	3.9%	34,504	32,118	7.4%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2006	% of Rev	2005	% of Rev	2006	% of Rev	2005	% of Rev
Revenue
Nurse and allied healthcare staffing	$202,048		$174,429		$763,170		$658,843
Locum tenens staffing	68,139		39,524		268,131		39,524
Physician permanent placement services	13,347		7,476		50,402		7,476

	$283,534		$221,429		$1,081,703		$705,843

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$14,419	7.1%	$13,905	8.0%	$56,647	7.4%	$48,256	7.3%
Locum tenens staffing	6,518	9.6%	2,782	7.0%	20,936	7.8%	2,782	7.0%
Physician permanent placement Services	3,941	29.5%	2,013	26.9%	13,009	25.8%	2,013	26.9%

	24,878	8.8%	18,700	8.4%	90,592	8.4%	53,051	7.5%
Depreciation and amortization	2,697		2,162		10,325		6,179
Non-cash stock-based compensation	1,788		21		6,803		142
Interest expense, net	4,032		4,567		16,698		9,565

Income before income taxes	16,361		11,950		56,766		37,165
Income tax expense	6,314		4,973		21,675		14,931

Net income	$10,047		$6,977		$35,091		$22,234

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Chg	2006	2005	% Chg
Gross Margin
Nurse and allied healthcare staffing	23.5%	24.5%		24.6%	23.5%
Locum tenens staffing	26.7%	26.8%		26.5%	26.8%
Physician permanent placement services	63.9%	61.1%		61.4%	61.1%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	7,106	6,517	9.0%	6,825	6,410	6.5%
Revenue per traveler per day(3)	$309.06	$290.93	6.2%	$306.36	$281.59	8.8%
Gross profit per traveler per day(3)	$72.77	$71.14	2.3%	$75.21	$66.28	13.5%
Locum tenens staffing
Days filled (4)	49,651	29,570		199,641	29,570
Revenue per day filled(4)	$1,372.36	$1,336.62		$1,343.07	$1,336.62
Gross profit per day filled(4)	$365.91	$357.86		$355.53	$357.86

(1)

Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollar in thousands)

(unaudited)

	Quarter Ended
	March 31, 2006	% of Rev	June 30, 2006	% of Rev	September 30, 2006	% of Rev	December 31, 2006	% of Rev	Total Year	% of Rev
Revenue
Nurse and allied healthcare staffing	$177,724		$181,473		$201,925		$202,048		$763,170
Locum tenens staffing	64,547		66,954		68,491		68,139		268,131
Physician permanent placement services	11,994		12,749		12,312		13,347		50,402

	$254,265		$261,176		$282,728		$283,534		$1,081,703

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$14,950	8.4%	$11,174	6.2%	$16,104	8.0%	$14,419	7.1%	$56,647	7.4%
Locum tenens staffing	4,293	6.7%	5,325	8.0%	4,800	7.0%	6,518	9.6%	20,936	7.8%
Physician permanent placement services	2,533	21.1%	2,961	23.2%	3,574	29.0%	3,941	29.5%	13,009	25.8%

	21,776	8.6%	19,460	7.5%	24,478	8.7%	24,878	8.8%	90,592	8.4%
Depreciation and amortization	2,466		2,524		2,638		2,697		10,325
Non-cash stock-based compensation	1,367		1,791		1,857		1,788		6,803
Interest expense, net	4,147		4,345		4,174		4,032		16,698

Income before income taxes	13,796		10,800		15,809		16,361		56,766
Income tax expense	5,495		3,529		6,337		6,314		21,675

Net income	$8,301		$7,271		$9,472		$10,047		$35,091

(1)

Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted

EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$4,422	$3,511	$19,110
Accounts receivable, net	192,716	180,410	154,926
Deferred income taxes, net	26,275	18,369	31,305
Other current assets	12,442	18,896	22,922

Total current assets	235,855	221,186	228,263

Fixed assets, net	23,236	22,286	20,164
Goodwill, net	240,719	240,324	240,844
Intangible assets, net	116,389	117,788	121,152
Other assets	5,982	5,033	7,964

Total assets	$622,181	$606,617	$618,387

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$10,353	$692	$—
Accounts payable and accrued expenses	20,273	22,582	19,092
Accrued compensation and benefits	42,585	43,167	32,208
Current portion of notes payable	12,901	10,340	10,250
Deferred revenue	6,397	7,533	7,610
Other current liabilities	28,458	25,891	59,018

Total current liabilities	120,967	110,205	128,178

Notes payable, less current portion	160,479	188,700	194,750
Deferred income taxes, net	69,365	55,343	65,132
Other long-term liabilities	26,824	27,908	37,127

Total liabilities	377,635	382,156	425,187

Stockholders’ equity	244,546	224,461	193,200

Total liabilities and stockholders’ equity	$622,181	$606,617	$618,387

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net cash provided by operating activities	$8,590	$15,894	$54,538	$44,090

Net cash used in investing activities	(2,997)	(111,859)	(45,677)	(115,326)

Net cash provided by (used in) financing activities	(4,752)	100,417	(23,536)	86,520

Effect of exchange rates on cash	70	(81)	(13)	(82)

Net increase (decrease) in cash and cash equivalents	911	4,371	(14,688)	15,202

Cash and cash equivalents at beginning of period	3,511	14,739	19,110	3,908

Cash and cash equivalents at end of period	$4,422	$19,110	$4,422	$19,110